Exhibit 4.4

CP SHIPS LIMITED

U.S. EMPLOYEE STOCK PURCHASE PLAN

CP SHIPS LIMITED
U.S. EMPLOYEE STOCK PURCHASE PLAN

     1.     Purpose. The purpose of the CP Ships Limited U.S. Employee Stock Purchase Plan (the “Plan”) is to provide certain employees of certain Affiliates of CP Ships Limited, a New Brunswick corporation (the “Corporation”), added incentive to continue in their employment with such Affiliates and to encourage increased efforts to promote the best interests of the Corporation and its Affiliates by permitting eligible employees to purchase shares of common stock of the Corporation (“Common Stock”) at below-market prices. The Corporation intends to use reasonable efforts to have the Plan qualify as an “employee stock purchase plan” under section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). However, the Corporation does not undertake or represent that the Plan complies or will continue to comply with section 423 of the Code.

     2.     Definitions.

     For the purposes of the Plan, the following terms shall have the following meanings:

     (a)     “Affiliate” shall mean any subsidiary corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as described in section 424(f) of the Code.

     (b)     “Board” shall mean the board of directors of the Corporation.

     (c)     “Change in Control” shall mean:

(i) the initial acquisition by any person, or any persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of voting securities of the Corporation which, together with all other voting securities of the Corporation held by such persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Corporation;

(ii) an amalgamation, arrangement or other form of business combination of the Corporation with another corporation which results in the holders of voting securities of that other corporation holding, in the aggregate, more than 50% of all outstanding voting securities of the corporation resulting from the business combination;

(iii) a sale, disposition, lease or exchange to or with another person or persons (other than a corporation that is a subsidiary of the Corporation as defined in the Securities Act (Ontario)) of property of the Corporation representing 50% or more of the net book value of the assets of the Corporation, determined as of the date of the most recently published audited annual or unaudited quarterly interim financial statements of the Corporation; or

(iv) a change in the composition of the Board over any twelve month period such that more than 50% of the persons who were directors of the Corporation at the beginning of the period are no longer directors at the end of the period, unless such change is a consequence of normal attrition.

     (d)     “Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board consisting of two or more members of the Board.

     (e)     “Corporation” shall mean CP Ships Limited, and any successor corporation thereto;

     (f)     “Date of Termination” shall mean the actual date of termination of employment of an employee or the actual date on which a participant ceases to be an Eligible Employee, and shall exclude any date with respect to which an individual is in receipt of or is eligible to receive any statutory, contractual or common law notice or compensation in lieu thereof or severance or damage payments following the actual date of employment termination;

     (g)     “Designated Affiliate” shall mean Lykes Lines Limited, LLC, Canada Maritime Agencies LTD, Cast NA (Agencies) Ltd, Cast NA Trucking Ltd, and any other Affiliate which has been designated by the Committee as eligible to participate in the Plan with respect to its eligible employees.

     (h)     “Exercise Date” shall mean the last day of an Offering Period on which The Toronto Stock Exchange is open for business.

     (i)     “Fair Market Value” of a share of common Stock on a given day shall mean the last sale price of a share of Common Stock as reported on The Toronto Stock Exchange on the date as of which such value is being determined, or if there shall be no reported transactions for such date, on the next preceding date for which transactions are reported.

     (j)     “Insiders” shall have the meaning attributable to such term in section 627 of The Toronto Stock Exchange company manual.

     (k)     An “Offering Period” shall mean the period beginning on the first day of each calendar month in which the Plan is in effect and ends on the last day of such calendar month on which The Toronto Stock Exchange is open for business.

     (l)     “Purchase Price” of a share of common stock shall mean 85% of the Fair Market Value of a share of Common Stock on the day preceding the Exercise Date within an Offering Period. If such price contains a fraction of one tenth of one cent, the Purchase Price shall be increased to the next higher tenth of one cent.

     3.     Eligibility.

     (a)     Eligible Employee. For any Offering Period participation in the Plan shall be open to each employee of the Designated Affiliates, provided that to be eligible such employee (i) must have at least three continuous months of employment with the Corporation or an Affiliate and (ii) must customarily work for at least 20 hours per week as of the first day of any such Offering Period and at least five months in any calendar year. No right to purchase shares of Common Stock hereunder shall accrue under the Plan in favor of any person who is not an Eligible Employee as of the first day of the relevant Offering Period. For purposes of the Plan, the term “employee” shall not include any individual who performs services for a Designated Affiliate pursuant to an agreement (written or oral) that classifies such individual’s relationship with such Designated Affiliate as other than a common law employee of the Designated Affiliate, regardless of whether such individual is at any time determined to be a common law employee of the Designated Affiliate.

     (b)     Limitations. Notwithstanding anything contained in the Plan to the contrary, no Eligible Employee shall acquire a right to purchase shares of Common Stock hereunder to the extent that (v) immediately after receiving such right, such employee owns 5% or more of the total combined voting power or value of all classes of stock of the Corporation or any Affiliate (including any stock attributable to such employee under section 424(d) of the Code), or (w) it would permit such employee to purchase, as of the first day of an Offering Period, shares of Common Stock (under the Plan and any other plan of the Corporation or any of its Affiliates described in section 423 of the Code) at a rate that exceeds $25,000 of Fair Market Value of the Common Stock as of the beginning of an Offering Period for each calendar year, determined under section 423(b)(8) of the Code; and (x) a majority of shares of Common Stock issued under the Plan shall be issued to persons who are not Insiders of the Corporation, (y) in any one-year period, the number of shares of Common Stock issued under the Plan, together with shares of Common Stock issued or issuable under all other compensation plans adopted by the Corporation, shall not exceed 10% of the shares of Corporation’s outstanding Common Stock (determined on the basis of the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock under the Plan and excluding shares of Common Stock issued pursuant to all of the Corporation’s compensation plans over the preceding one-year period), and (z) in any one-year period, the number of shares of Common Stock issued under the Plan to Insiders of the Corporation, together with shares of Common Stock issued or issuable to Insiders of the Corporation under all other compensation plans adopted by the Corporation, shall not exceed either 10% with respect to all Insiders of the Corporation in the aggregate or 5% with respect to any one Insider of the Corporation’s outstanding Common Stock (such percentages shall be determined on the basis of the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock under the Plan and shall exclude shares issued pursuant to all of the Corporation’s compensation plans over the preceding one-year period).

     (c)     Rights and Privileges. All Eligible Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which may be mandated by local law and which are consistent with section 423(b)(5) of the Code.

     4.     Effective Date of Plan. The Plan shall become effective on April 1, 2002. The Plan shall cease to be effective unless, within 12 months before or after the date of its adoption by the Board, it has been adopted by the shareholders of the Corporation at a duly called meeting of such shareholders.

     5.     Participation During an Offering Period. Each participant shall be granted a separate right to purchase shares of Common Stock for each Offering Period in which such participant participates in the Plan. The right shall be granted on the first day of the Offering Period and shall be exercised automatically on the Exercise Date for such Offering Period.

     6.     Basis of Participation.

     (a)     Enrollment; Payroll Deduction. Subject to compliance with applicable rules prescribed by the Committee, each Eligible Employee shall be entitled to enroll in the Plan as of the first day of any Offering Period which begins on or after such employee has become an Eligible Employee.

     To enroll in the Plan, an Eligible Employee shall make a request to the Corporation or its designated agent, at the time and in the manner prescribed by the Committee, specifying the amount of payroll deduction to be applied to the compensation paid to the employee by the employee’s employer while the employee is a participant in the Plan. The amount of each payroll deduction specified in such request for each such payroll period shall be a whole percentage of a participant’s compensation, unless otherwise determined by the Committee to be a whole dollar amount, in either case not to exceed 10% (or such higher percentage not exceeding 15% as may be determined by the Committee) of the participant’s compensation (before withholding or other deductions) paid to him or her during the Offering Period by the Corporation or any of the Designated Affiliates. Subject to compliance with applicable rules prescribed by the Committee, the request shall become effective on the first day of the Offering Period following the day the Corporation or its designated agent receives such request.

     Payroll deductions (and any other amount paid under the Plan) shall be made for each participant in accordance with such participant’s request until such participant’s participation in the Plan terminates, such participant makes a new request that changes the amount of payroll deductions, the participant elects to suspend his or her participation in the Plan, or the Plan terminates, all as hereinafter provided.

     A participant may change the amount of his or her payroll deduction effective as of the first day of any Offering Period by so directing the Corporation or its designated agent at the time and in the manner specified by the Committee. The Committee may establish rules limiting the frequency with which participants may change, discontinue and resume payroll deductions under the Plan and may impose a waiting period on participants wishing to resume payroll deductions following discontinuance. The Committee also may change the rules regarding discontinuance of participation or changes in participation in the Plan. Except to the extent otherwise determined by the Committee, a participant may not change the amount of his or her payroll deduction effective as of any date other than the first day of a Offering Period, except that a participant may elect to suspend his or her participation in the Plan as provided in Section 8.

     Payroll deductions for each participant shall be credited to a purchase account established and maintained on behalf of the participant on the books of the participant’s employer or such employer’s designated agent (a “Purchase Account”). Unless otherwise specified by the Committee, payroll deductions shall be credited to a participant’s Purchase Account in local currency. On each Exercise Date, the amount in each participant’s Purchase Account will be converted into Canadian dollars and will be applied to purchase on The Toronto Stock Exchange the number of shares of Common Stock determined by dividing such converted amount by the Purchase Price for the Offering Period ending on such Exercise Date. No interest shall accrue at any time for any amount credited to a Purchase Account of a participant except where otherwise required by local law as determined by the Committee.

     (b)     Methods of Participation. The Committee may, in its discretion, establish additional procedures whereby Eligible Employees may participate in the Plan by means other than payroll deduction, including, but not limited to, delivery of funds by participants in a lump sum or automatic charges to participants’ bank accounts. Any method of participating shall be subject to such rules and conditions as the Committee may establish. The Committee may at any time amend, suspend or terminate any participation procedures established pursuant to this paragraph without prior notice to any participant or Eligible Employee.

     7.     Purchase Accounts and Certificates. The Common Stock purchased on an Exercise Date by a participant shall be posted to such participant’s Purchase Account as soon as practicable after, and credited to such participant’s Purchase Account as of, such Exercise Date. Except as provided in Sections 8 and 9, a participant will be issued his or her shares when his or her participation in the Plan is terminated or the Plan is terminated.

     Participants may obtain information regarding their Purchase Accounts by contacting the administrator of the Plan or its duly designated delegate at any time. In addition, information regarding the entries made to each participant’s Purchase Account, the number of Common Shares purchased and the applicable Purchase Price shall be made available, either in writing or electronically, to each participant on a quarterly basis. In the event that the maximum number of shares of Common Stock are purchased by the participant for the Offering Period and cash representing a fractional share remains credited to the participant’s Purchase Account, such cash shall be held in the participant’s Purchase Account to purchase shares of Common Stock at the end of the immediately following Offering Period or subsequent Offering Period. Cash in excess of a fractional share shall be delivered to the participant as soon as practicable after the end of an Offering Period. For purposes of the preceding sentence, the maximum number of shares of Common Stock that may be purchased by a participant for a Offering Period shall be determined under Section 3.

     The Committee may permit or require that shares be deposited directly with a broker designated by the Committee (or a broker selected by the Committee) or to a designated agent of the Corporation, and the Committee may utilize electronic or automated methods of share transfer. The Committee may require that shares be retained with such broker or agent for a designated period of time (and may restrict dispositions during that period) or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares. The Corporation shall retain the amount of payroll deductions used to purchase shares of Common Stock as full payment for the shares of Common Stock and the shares of Common Stock shall then be fully paid and non-assessable. Dividends (including stock dividends and dividends in kind) or other distributions in respect of Common Stock purchased pursuant to the Plan, less any applicable withholding taxes, shall be credited to each participant’s Purchase Account as of the dividend payment date or distribution date, as the case may be. The Committee may require that shares purchased under the Plan shall automatically participate in a dividend reinvestment plan or program maintained by the Corporation.

     8.     Suspension or Termination of Participation. A participant may elect at any time, in the manner prescribed by the Committee, to suspend his or her participation in the Plan, provided that such election is received by the Corporation or its designated agent prior to the date specified by the Committee for suspension of participation during the Offering Period for which such suspension is to be effective. Upon any suspension of participation, the participant’s payroll deductions shall cease and the cash credited to such participant’s Purchase Account on the date of such suspension shall be delivered as soon as practicable to such participant. A participant who elects to suspend participation in the Plan shall be permitted to resume participation in the Plan by making a new request at the time and in the manner described in Section 6 hereof.

     If the participant dies, terminates employment with a Designated Affiliate for any reason, or otherwise ceases to be an Eligible Employee, such participant’s participation in the Plan shall immediately terminate. The cash credited to such participant’s Purchase Account on his or her Date of Termination shall be delivered as soon as practicable to such participant or his or her beneficiary or legal representative, as the case may be, without interest (except where required by local law), and the cash equivalent for any fractional share held, and, upon the election of the participant or his or her beneficiary or legal representative, either certificate(s) for the number of full shares of Common Stock held for his or her benefit or the fair market value of such shares shall be delivered to such participant, beneficiary or legal representative. The cash equivalent for any fractional share held for the benefit of a participant shall be determined by multiplying the fractional share by the fair market value of a share of Common Stock on the day immediately preceding the participant’s Date of Termination. Whether a termination of employment has occurred shall be determined by the Committee. The Committee also may establish rules regarding when leaves of absence or change of employment status will be considered to be a termination of employment, and the Committee may establish termination of employment procedures for the Plan which are independent of similar rules established under other benefit plans of the Corporation and its Affiliates.

     9.     Termination or Amendment of the Plan. The Plan shall terminate on April 1, 2012, unless earlier terminated by action of the Board or the Committee, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination. Such termination shall not impair any rights that under the Plan shall have vested on or prior to the date of such termination. If at any time the number of shares of Common Stock remaining available for purchase under the Plan is less than the number of shares of Common Stock that could be purchased by the Purchase Accounts at such time, then the Board or Committee may determine an equitable basis of apportioning available shares of Common Stock among all participants.

     The Board or the Committee may amend the Plan from time to time in any respect for any reason; provided, however, that no such amendment shall (a) materially adversely affect any of the terms and conditions under which shares of Common Stock may be purchased under the Plan during the Offering Period in which such amendment is to be effected, (b) increase the maximum number of shares of Common Stock which may be purchased under the Plan, (c) decrease the Purchase Price of the Common Stock for any Offering Period below the lesser of 85% of the fair market value thereof on the first day of the Offering Period and 85% of such fair market value on the last day of such Offering Period or (d) adversely affect the qualification of the Plan under section 423 of the Code, and provided further, that no such amendment shall be of any effect unless the prior approval of The Toronto Stock Exchange shall have been obtained.

     Upon termination of the Plan, the number of full shares of Common Stock held for each participant’s benefit shall be issued as soon as practicable to such participant and the cash equivalent of any fractional share so held, and the cash, if any, credited to such participant’s Purchase Account, shall be distributed (without interest, except where required by local law) as soon as practicable to such participant.

     10.     Change in Control. In order to maintain the participants’ rights in the event of any Change in Control of the Company, upon such Change in Control the current Offering Period shall thereupon end, and the cash credited to all participants’ Purchase Accounts shall be applied to purchase shares pursuant to Sections 7 and 8, and the Plan shall immediately thereafter terminate.

     11.     Non-Transferability. Rights acquired under the Plan are not transferable by a participant otherwise than by will or the laws of descent and distribution, and must be exercisable during his or her lifetime only by the participant. If a participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, such act shall be treated as an election by the participant to discontinue participation in the Plan pursuant to Section 8.

     12.     Shareholder’s Rights. No Eligible Employee or participant shall by reason of the Plan have any rights of a shareholder of the Corporation until he or she shall acquire Common Stock as herein provided. Except as otherwise provided herein, a participant shall have all the rights of a shareholder upon the acquisition of shares of Common Stock under the Plan; provided, however, that such a participant may vote such shares only by providing voting instructions to the Committee or its designated agent.

     13.     Administration of the Plan. The Plan shall be administered by the Committee. In addition to the power to amend or terminate the Plan pursuant to Section 9, the Committee shall have full power and authority to: (i) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (ii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (iii) designate which Affiliates will participate in the Plan; and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan, including by way of illustration the delegation of any of its power and authority to one or more individuals. Decisions of the Committee shall be final, conclusive and binding upon all persons, including the Corporation or its Affiliates, any participant and any other employee of the Corporation or its Affiliates. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings. The Committee may delegate to one or more individuals the day-to-day administration of the Plan. The Corporation and the Designated Affiliates shall pay all expenses incurred in the administration of the Plan, as determined by the Corporation. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted thereunder.

     Except as otherwise provided in Section 3 above, the Plan shall be administered so as to ensure that all participants have the same rights and privileges in accordance with section 423(b)(5) of the Code.

     14.     Maximum Number of Shares; Adjustments. Subject to adjustment as hereinafter set forth, the maximum number of shares of Common Stock that may be purchased under the Plan is 927,000 shares and the maximum number of such shares which may be issued by the Corporation from its Treasury is 927,000, in each case as adjusted for stock dividends, stock splits or other similar corporate changes, subject to any regulatory approval. Common Stock sold hereunder may be purchased for participants in the open market (on an exchange or in negotiated transactions) or may be previously acquired treasury shares, authorized and unissued shares, or any combination thereof. If the Corporation shall, at any time prior to, on or after the effective date of the Plan, change its issued Common Stock into an increased number of shares, with or without par value, through a stock dividend or a stock split, or into a decreased number of shares, with or without par value, through a combination of shares, then, effective with the record date for such change, the maximum number of shares of Common Stock which thereafter may be purchased under the Plan and the maximum number of shares which thereafter may be purchased during any Offering Period shall be the maximum number of share which, immediately prior to such record date, remained available for purchase under the Plan and under any Offering Period proportionately increased, in case of such stock dividend or stock split, or proportionately decreased in case of such combination of shares. In the event of such an occurrence, the Purchase Price shall be similarly adjusted.

     15.     Miscellaneous. Except as otherwise expressly provided herein, (i) any request, election or notice under the Plan from an Eligible Employee or participant shall be transmitted or delivered to the Corporation or its designated agent and, subject to any limitations specified in the Plan, shall be effective when received by the Corporation or its designated agent and (ii) any request, notice or other communication from the Corporation or its designated agent that is transmitted or delivered to Eligible Employees or participants shall be effective when so transmitted or delivered. The Plan, and the Corporation’s obligation to sell and deliver shares of Common Stock hereunder, shall be subject to all applicable U.S. federal and state laws and foreign laws, and all rules and regulations thereunder, and to such approval by any regulatory or governmental agency as may, in the opinion of counsel for the Corporation, be required.

     16.     Committee Rules for Foreign Jurisdictions. The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

     17.     No Enlargement of Employee Rights. Nothing contained in the Plan shall be deemed to give any Eligible Employee the right to be retained in the employ of the Corporation or any Affiliate or to interfere with the right of the Corporation or any Affiliate to discharge any Eligible Employee at any time.

     18.     Limit of the Corporation’s Liability. The Corporation shall use its best judgment in selecting the trustee, broker or agent from time to time under the Plan but neither the Corporation nor any of its directors or officers shall be under any liability or obligation with respect to any loss or diminution in the value of the assets held under the Plan by reason of any negligent or willful act or default on such part of such trustee, broker or agent.

     19.     Market Conditions. Any and all risks resulting from any market fluctuations or conditions of any nature and affecting the price of shares of Common Stock are assumed by the participant.

     20.     Schedules. Any schedule(s) attached hereto shall form an integral part of the Plan. When the Committee designates an Affiliate as eligible to participate in the Plan, the Committee may amend the schedule(s) as required to address such eligibility requirements or to address any limitations and distinctions as may be mandated by local law.

     21.     Governing Law. The Plan, any related agreements (such as an enrollment form), and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the law of the United States, shall be governed by the laws of the state of Delaware and construed in accordance therewith without giving effect to principles of conflicts of law.

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